Exhibit 3.15

CERTIFICATE OF FORMATION

OF

ARA-Boca Raton Holding LLC

1. The name of the limited liability company is ARA-Boca Raton Holding LLC.

2. The address of its registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARA-Boca Raton Holding LLC this 18th day of October 2004.

/s/ Christopher T. Ford
Christopher T. Ford
Authorized Signatory

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:06 PM 10/18/2004
FILED 03:12 PM 10/18/2004
SRV 040750173 – 3868887 FILE